Exhibit 10.18

[LOGO]
CONSTELLATION

MEMORANDUM

TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS

[Date]

The CONSTELLATION BRANDS, INC. Incentive Stock Option Plan, as amended from time to time (the “Plan”), enables Constellation Brands, Inc. (the “Company”) to grant stock options to purchase Class A Common Stock, par value $.01 per share, of the Company (a “Share” or the “Shares”) to employees of the Company or any of its subsidiaries (each, when granted a stock option, an “Optionee”). The stock options represented by this Memorandum and the accompanying award letter (respectively, the “Options” and the Memorandum and accompanying award letter, together, the “Documents”) are subject to all of the terms and conditions contained in the Documents. By accepting delivery of the Documents, the Optionee agrees to be bound by the terms and conditions of the Documents.

1.
Term of Options. The Options, granted on__________ (the “Date of Grant”), will terminate and expire, to the extent not previously exercised, at 5:00 p.m. Eastern Time on ___________ or such earlier date upon which the Options, or portion thereof, terminate or expire pursuant to the terms of the Plan (the “Expiration Date”).

2.	Exercise of Options.

(a)
The Options may be exercised at any time and from time to time, prior to the Expiration Date or an earlier termination, according to the percentages and exercise dates set forth in the following vesting schedule: ___% of the number of Shares subject to the Options (the “Option Shares”) shall become exercisable on or after ___________; an additional ___% of the Option Shares shall become exercisable on or after ____________; an additional ___% of the Option Shares shall become exercisable on or after ___________; an additional ___% of the Option shares shall become exercisable on or after ___________; and the remaining ___% of the Option Shares shall become exercisable on or after ___________.

(b)
The Optionee can exercise Options by complying with the provisions of the Plan and by following instructions provided in materials distributed by the Company. The exercise price, $______ per share (the “Exercise Price”), for the number of Option Shares being purchased and any related withholding tax obligations may be paid by the Optionee by (i) delivery of cash, money order or a certified or cashier’s check; (ii) tendering previously acquired Shares, as provided for in the Plan; (iii) delivery of irrevocable instructions to a broker or other agent acceptable to the Company to promptly sell a sufficient portion of Shares received under the Option and to deliver to the Company the appropriate amount of proceeds; and/or (iv) any other payment method that is established by the Committee as defined in the Plan (which payment method may be restricted or eliminated from time to time by the Committee, in its sole discretion).

(c)
The Company will, without transfer or issue tax to the Optionee, issue and cause to be delivered to the Optionee a certificate or certificates for the number of Shares purchased as soon as reasonably practicable after the Optionee has appropriately exercised any Options. The Company is not required to issue Shares to the Optionee until all obligations to withhold taxes have been resolved to the satisfaction of the Company.

3.	Termination of Employment.

(a)
Acceleration upon Termination of Employment. Subject to Section 3(c)(iii) below, if an Optionee’s employment with the Company or the subsidiary by whom the employee is employed (the “Employer”) terminates for reasons of Retirement (as defined in the Plan), Disability (as defined in the Plan) or death, all the unvested Option Shares shall become immediately vested and exercisable on the date of Retirement, date of Disability or date of death.

(b)
Duration of Exercise Following Termination of Employment. Subject to Section 3(c) below, Options which have vested prior to the termination of the Optionee’s employment with the Employer may be exercised as follows:

(i)	within thirty (30) days after the date on which the Optionee’s employment with the Employer terminates (the “Termination Date”), except as otherwise provided in Subsections 3(b)(ii) and (iii) below;

(ii)	if the Optionee’s employment terminates as a result of a Disability, within one (1) year after the date of Disability; or

(iii)	if the Optionee’s employment terminates as a result of death, within one (1) year after the date of death by the Optionee’s designated beneficiary, legal representative or permitted transferee.

(c)	Limitations on Exercise Following Termination of Employment.

(i)	The time periods set forth in Section 3(b) above are subject to the restriction that Options may not be exercised after their Expiration Date.

(ii)
The time periods set forth in Section 3(b) are also subject to the restriction that no Option may be exercised by any person if the Optionee (i) is, or at any time after the date of grant has been, in competition with the Company or its affiliates, or (ii) has been terminated by the Employer for Cause, as defined in the Plan.

(iii)
Except as otherwise provided by the Committee or by an employment agreement between the Optionee and the Employer, (i) the only Options that may be exercised after the Termination Date, date of Retirement, date of Disability or date of death (as applicable, the “Event Date”) are those Options that were exercisable by the Optionee on the Event Date; and (ii) any Options which are not exercisable on the Event Date will automatically terminate on the Event Date.

(iv)
Any Options which are exercisable on the Event Date, but which are not exercised within the applicable period specified in Section 3(b) above, will automatically terminate at the end of that applicable period.

4.
Adjustments for Certain Events. The number and kind of unexercised Options and the Exercise Price of such Options are subject to adjustment in the event that certain transactions are taken by the Company which affect the Company’s Shares.

5.	Type of Options. The Options are incentive stock options granted pursuant to Section 5 of the Plan.

6.
No Transfer of Options. Unless transferability is permitted under certain conditions as determined by the Committee and applicable IRS Rules for incentive stock options, the Options are not transferable by the Optionee other than by will or the laws of descent and distribution.

7.
General Restriction on Issuance of Stock Certificates. The Company may require information or documents which enable it to insure compliance with any law or Rules (as defined in the Plan) of the Securities and Exchange Commission or any other governmental authority having jurisdiction under the Plan before it delivers any certificate upon the exercise of any Options. If at any time the Committee administering the Plan shall determine that the listing, registration or qualification of the Option Shares under any state or federal law or other applicable Rule, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of the granting of the Options or the issue or purchase of Shares thereunder, such Options may not vest or be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

8.
Limitation on Sale or Disposition of Option Shares. If the Committee determines that the ability of the Optionee to sell or transfer Option Shares is restricted, then the Company may place a restrictive legend on certificates representing such Option Shares. If a legend is placed on an Optionee’s certificate, the Optionee may only sell the Option Shares represented by such certificate in compliance with such legend.

9.
Incorporation of Plan. The Options are subject to the terms and conditions of the Plan, which are incorporated herein by reference. The Company, upon request, will provide a copy of the Plan to the Optionee. To the extent that the terms and conditions of the Documents are inconsistent with the Plan, the provisions of the Plan shall control.

10.
Applicable Times and Dates. All references to times and dates in the Plan and in documents relating to the Plan refer, respectively, to Eastern Standard Time (or Eastern Daylight Savings Time) in the United States of America and to dates in New York State based on such Eastern Standard Time (or Eastern Daylight Savings Time, as appropriate).